GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-8

                         TERMS AGREEMENT
                         ---------------
                    (to Underwriting Agreement
                     dated October 23, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.          New York, New York
Three Executive Campus                          April 24, 1998
Cherry Hill, NJ 08002


          Salomon Brothers Inc (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-8 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-8 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-43755). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1. The Mortgage Pools: The Series 1998-8 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools ("Pool 1" and "Pool 2," respectively, and each, a "Mortgage Pool") of conventional, fixed rate, fully amortizing, first lien one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of April 1, 1998 (the "Cut-off Date"):

          (a) Aggregate Principal Amount of Pool 1:
     $500,745,644.33 aggregate principal balance as of the Cutoff
     Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $475,000,000 or greater than $525,000,000.

          (b) Aggregate Principal Amount of Pool 1:
     $175,390,683.32 aggregate principal balance as of the Cutoff
     Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $166,250,000 or greater than $183,750,000.

          (c) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pools shall be between 20 and 30 years.

          Section 2. The Certificates: The Offered Certificates shall be issued as follows:

          (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                   Initial
                    Class
                 Certificate   Certificate
                  Principal      Interest     Class Purchase
Designation        Balance         Rate       Price Percentage
-----------      -----------   -----------    ----------------

Class 1-A1     $200,000,000.00    6.750%        98.367200%
Class 1-A2        3,000,000.00    6.750         98.367200
Class 1-A3      223,000,000.00    6.750         98.367200
Class 1-A4       23,933,914.00    6.750         98.367200
Class 1-A5       29,000,000.00    6.750         98.367200
Class 1-M        10,516,000.00    6.750         98.459340
Class 1-B1        4,006,000.00    6.750         97.762270
Class 1-B2        2,253,000.00    6.750         95.714070
Class 1-R               100.00    6.750         98.367200

Class 2-A1       82,349,607.00    6.750         98.250000
Class 2-A2       15,125,000.00    7.000         98.250000
Class 2-A3        2,500,000.00    7.000         98.250000
Class 2-A4        2,750,000.00    7.000         98.250000
Class 2-A5        4,125,000.00    7.000         98.250000
Class 2-A6        4,321,969.00    7.000         98.250000
Class 2-A7        3,625,000.00    7.000         98.250000
Class 2-A8        3,625,000.00    7.000         98.250000
Class 2-A9        3,625,000.00    7.000         98.250000
Class 2-A10       3,625,000.00    7.000         98.250000
Class 2-A11       3,625,000.00    7.000         98.250000
Class 2-A12      11,339,531.00    6.200         98.250000
Class 2-A13      10,000,000.00    6.200         98.250000
Class 2-A14      17,500,000.00    6.750         98.250000
Class 2-M         3,420,000.00    6.750         98.040220
Class 2-B1        1,403,000.00    6.750         97.347500
Class 2-B2          702,000.00    6.750         95.312020
Class 2-R               100.00    6.750         98.250000

          (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.


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


          Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, April 29, 1998 (the "Closing Date").

          Section 4. Required Ratings: The Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-A10, Class 2-A11, Class 2-A12, Class 2-A13 and Class 2-A14 Certificates shall have received Required Ratings of "AAA" from each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. The Class 1-M and Class 2-M Certificates shall have received Required Ratings of "AA" from Fitch. The Class 1-B1 and Class 2-B1 Certificates shall have received Required Ratings of "A" from Fitch. The Class 1-B2 and Class 2-B2 Certificates shall have received Required Ratings of "BBB" from Fitch.

          Section 5. Tax Treatment: One or more elections will be made to treat the assets of each Trust Fund as a REMIC.

          Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.


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


          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                           Very truly yours,

                           SALOMON BROTHERS INC



                           By:_________________________________
                              Name:
                              Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title:


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